EXHIBIT 99

FOR IMMEDIATE RELEASE                      Contact: Dennis E. Nixon
                                                    (956) 722-7611 (Laredo)

                                                    Katie Brickman Harvey
                                                    Taylor West Advertising
                                                    (210) 826-8899 (San Antonio)

                 INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES
                                 STOCK DIVIDEND

LAREDO, TX,.....April 10, 2000......International Bancshares Corporation ("IBC")
today announced that on April 6, 2000, the Board of Directors approved a 25% stock split-up effected through a stock dividend to all holders of record of common stock, $1.00 par value, on May 18, 2000, to be issued on June 12, 2000. "The Board of Directors believe that stock dividends will provide an additional incentive for shareholders to hold IBC stock", said Dennis E. Nixon, Chairman of the Board and Chief Executive Officer.

On March 20, 2000, IBC announced a cash dividend on its outstanding shares of common stock of .60 cents per share for shareholders of record as of March 31, 2000, payable on April 14, 2000. The cash dividend represents a 20% INCREASE in the dividend rate of .50 cents per share that was paid October 15, 1999.

On February 23, 2000, the company reported 1999 earnings. Net income and earnings per share for 1999 were $66.2 million or $4.11 per share-basic ($4.03 per share diluted) compared to $53.7 million or $3.30 per share basic ($3.22 per share-diluted) in the corresponding 1998 period, representing a 23% INCREASE. Total assets at December 31, 1999, were $5.4 billion compared to $4.9 billion at December 31, 1998, representing a 10% growth.

IBC (NASDAQ: IBOC) is a $5.4 billion multi-bank holding company headquartered in Laredo, Texas, with 93 facilities and 183 ATM's serving 28 communities, including Houston, San Antonio, Corpus Christi, McAllen, Brownsville, Port Lavaca, Zapata and cities throughout the Rio Grande Valley and the Texas Gulf Coast.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC's filings with the Securities and Exchange Commission.

Copies of IBC's SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the Internet at no charge from FreeEDGAR, a real-time access to SEC filings site located at HTTP://WWW.FREEEEDGAR.COM.

                                        5